                                                                    EXHIBIT 99.1
[UNITED AUTO LETTERHEAD]                                           Press Release

Contact:   Jim Davidson                         Phil Hartz                           Tony Pordon
           Executive Vice President -           Senior Vice President -              Vice President -
           Finance                              Corporate Communications             Investor Relations

           201-325-3303                         313-592-5365                         313-592-5266

           jdavidson@unitedauto.com             phartz@unitedauto.com                tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

 UNITEDAUTO EXPECTED TO EXCEED FIRST QUARTER EARNINGS ESTIMATES BY MORE THAN 20%

                          NET INCOME EXPECTED TO DOUBLE

             EARNINGS PER SHARE EXPECTED TO INCREASE BY AT LEAST 67%

         DETROIT, MI, March 19, 2002 - UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, confirmed today that it expects to exceed current First Call earnings estimates for the first quarter ending March 31, 2002, by at least $0.06 per share, or 20%. The Company indicated that first quarter earnings are being positively impacted by strong same store sales growth in all areas of its business.

         According to First Call, UnitedAuto is expected to earn $0.29 per share for the first quarter. Based on its latest guidance, UAG expects to earn at least $0.35 per share which would be 67% more than the $0.21 per share the Company earned in the first quarter of 2001.

         For the year ending December 31, 2002, the Company expects to earn at least $1.73 per share, based upon an estimated 41.5 million weighted average shares outstanding versus the 39.0 million share estimate in the Company's previous guidance. The increase in shares is due to the Company's recently completed sale of 3.0 million shares. Strong performance in the first quarter of 2002 coupled with the recent acquisition of the Sytner Group plc in the United Kingdom is expected to offset the dilution resulting from the share offering and the issuance of $300 million senior subordinated debt. On a quarterly basis, the $1.73 is expected to be earned as follows: Q1 - $0.35; Q2 - $0.50; Q3 - $0.51; Q4 - $0.37.

         Roger Penske, Chairman, commented, "I am extremely pleased about the performance of the business in the first quarter of 2002. We continue to benefit from our strong brand mix and our geographical diversity. As a result of our recently completed equity and debt transactions, UnitedAuto is well positioned for future growth."

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 123 franchises in the United States and 55 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

         Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto's future reportable sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties, which could effect UnitedAuto's future performance, which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

                                      # # #